EXHIBIT 14.1

                               CONOLOG CORPORATION

                                 Code of Ethics

(For senior financial officers* in accordance with the Sarbanes-Oxley Corporate Responsibility Act of 2002)

It is the policy of Conolog Corporation ("Conolog") that its employees, directors, and agents are held to the highest standards of honest and ethical conduct when conducting the affairs of the company. Because Conolog's Common Stock is publicly traded, senior financial officers of Conolog are held to an especially high set of ethical standards, which are further described below. Senior financial officers of Conolog will not commit acts contrary to these standards of ethical conduct nor shall they condone the commission of such acts by others within Conolog's organization.

Honest and Ethical Conduct

Senior financial officers will:

o Act in good faith, responsibly, with due care, competence and diligence, without misrepresenting material facts or allowing one's independent judgment to be subordinated.

o Comply with rules and regulations of federal, state, providential and local government and other appropriate private and regulatory agencies.

o Refrain from engaging in any activity that would compromise their professional ethics or otherwise prejudice their ability to carry out their duties to Conolog.

o Communicate to the appropriate employees of Conolog and to accountants engaged in financial audits of Conolog, all relevant unfavorable as well as favorable information and professional judgments or opinions.

o Encourage open communication and full disclosure of financial information by providing a well understood process under which the company's employees are kept informed of financial information of importance.

o Ensure that all appropriate employees understand Conolog's open communication and full disclosure standards and processes.

o Refrain from disclosing confidential information acquired in the course of their work except where authorized, unless legally obligated to do so.

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*     Senior Financial Officers include the chief executive officer (CEO), chief financial officer (CFO) and the chief operating officer (COO), or any person serving in an equivalent position regardless of whether or not they are designated as executive officers.

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o     Inform subordinates, as appropriate, regarding the confidentiality of information acquired in the course of their work and monitor, as needed, to ensure that subordinates maintain that confidentiality.

o Refrain from using or appearing to use confidential information acquired in the course of their work for unethical or illegal advantage, either personally or indirectly through others.

Financial Records and Reporting

Senior financial officers will:

o Establish appropriate systems and procedures to ensure that business transactions are recorded on Conolog's books in accordance with Generally Accepted Accounting Principals, established company policy, and appropriate regulatory pronouncements and guidelines.

o Establish appropriate policies and procedures for the protection and retention of accounting records and information as required by applicable law, regulation, or regulatory guidelines.

o Establish and administer financial accounting controls that are appropriate to ensure the integrity of the financial reporting process and the availability of timely, accurate and relevant information.

o Completely disclose all relevant information reasonably expected to be needed by Conolog's auditors for the full, complete, and successful discharge of their duties and responsibilities.

Conflicts of Interest

Senior financial officers will:

o Conduct their personal and professional affairs in a way that avoids both real and apparent conflicts of interest between their interests and the interests of Conolog.

o Make decision in the best interests of the company, and not for personal gain. No senior financial officers - nor any member of his or her immediate family - should acquire a financial interest in, or accept employment by, an entity doing business with Conolog if the interest or employment could conflict with the employee's performance of his or her duties.

o Not accept gifts or favors that create any obligation - either stated or implied - to a competitor, supplier or customer.** Gifts should not be accepted from such companies or their agents unless the gift either had been previously approved in writing by another senior financial officer who does not deal with such company or is of only nominal value (e.g., tee shirts, caps, etc.).

o Not offer any gift or favor to any employee, or a member of the immediate family of an employee, of a competitor, supplier or customer if the gift or favor might place the recipient under any obligation to the employee making the gift or to Conolog. Kickbacks, bribes, rebates or other illegal consideration are never acceptable, and must never be either given or accepted by anyone acting on behalf of Conolog. Senior financial officers dealing with

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**    Also applies to immediate family members.

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      government agencies should be particularly alert to any agency rules limiting or prohibiting gifts or other favors.

o Not either use or disclose any confidential or non-public information learned through their employment by Conolog, either for their own or someone else's personal benefit. Use of such information may also violate strict Federal laws against "insider trading" in securities.

o Respect company property and use company assets - including computers and related information technology assets - only in accordance with established company polices.

Any violations of this Code of Ethics should be reported to the Company's Chief Operating Officer or any member of the Company's Board of Directors. Anyone who violates this Code of Ethics will be subject to disciplinary action.